Exhibit 2.3

ASSET PURCHASE AGREEMENT

                                   ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of January 30, 2004, between Net 1 Holdings S.a.r.l, a Luxemburg company (the “Seller”) and Net 1 UEPS Technologies. Inc., a corporation organized under the laws of the State of Florida (“NUEP”), on behalf of a new Luxembourg company to be formed (the “Purchaser”) which will be a wholly owned subsidiary of NUEP.

                                   WHEREAS, the Seller is the owner of the Seller Intellectual Property (as hereinafter defined) and is the majority shareholder of NUEP;

                                   WHEREAS, the Seller Intellectual Property makes up all of the technology owned by the Seller used in the Funds Transfer System (“FTS”) and Universal Electronic Payment System (“UEPS”, and with FTS, the “Technology”), which together comprise a technology for the transfer of funds from one smart card to another in a secure and off-line manner incorporating methods for the loading, reloading and unloading of funds and the redemption of such funds for value in a banking or non-banking environment;

                                   WHEREAS, the Seller is party to certain Contracts (as hereinafter defined);

                                   WHEREAS, the Purchaser desires to purchase the entire right, title and interest of the Seller in the Seller Intellectual Property and the Contracts; and

                                   WHEREAS, Newshelf 713 (Proprietary) Limited, a private company incorporated in South Africa and a wholly owned subsidiary of the Purchaser (“New Aplitec”), will acquire certain assets and liabilities (the “Aplitec Acquisition”) of Net 1 Applied Technology Holdings Limited, a public company incorporated in South Africa (“Aplitec”), pursuant to the terms of the Sale Agreement (as defined herein);

                                   NOW, THEREFORE in consideration of the premises and of the mutual agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

                                   Section 1.1.      Definitions. The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified, unless the context clearly requires otherwise:

                                   “Contracts” means the agreements set forth in Exhibit A and all rights and privileges related thereto owned or held by the Seller and any of its associates in whole or in part or which the Seller has a right to use.

                                   “Intellectual Property” means all U.S. and foreign intellectual property, including without limitation all (i) (a) the patents (including the Seller Patent), inventions, discoveries, processes, designs, techniques, developments, technology and know-how, (b) copyrights and works of authorship in any media, including computer programs, hardware, firmware, software, applications, files, specifications, Internet site content, databases and compilations, documentation and related items textual works, graphics, advertising, marketing and promotional materials, photographs, drawings, articles, textual works, the protected features of any utilitarian objects or pictorial or graphic works; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; (d) trade secrets, confidential, proprietary or non-public information, documents, data, analyses, research and lists including but not limited to all design documents, specifications, source code and all current and potential customer lists; (ii) all registrations, applications, recordings and the right to obtain renewals, extensions, substitutions, continuations, continuations-in-part, divisions, re-issues, re-examinations or similar legal protections related thereto; (iii) all material licenses, consents, royalty and other agreements concerning all the foregoing to which the Seller is a party; (iv) the right to bring an Action at law or in equity for the Infringement of the foregoing before the Closing Date, including the right to receive all proceeds and damages therefrom; and (v) all materials or tangible media embodying or incorporating the foregoing.

                                   “Sale Agreement” means the Sale Agreement dated on or about October 31, 2003 among Aplitec, Net 1 Investment Holdings (Proprietary) Limited, Net 1 Support Services (Proprietary) Limited and New Aplitec.

                                   “Seller Intellectual Property” means the Intellectual Property owned, held or used by the Seller.

                                   “Seller Patent” means the U.S. No. Patent RE36788 and the registration and application therefor set forth in Exhibit B and all common law rights and other legal rights and privileges related thereto owned or held by the Seller.

ARTICLE II.

Purchase and Sale

                                   Section 2.1.      Purchase and Sale of the Seller Patent and Contracts. Subject to the terms and conditions hereof:

(a)
The Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser the Seller Intellectual Property, including without limitation the right to sue at law or in equity for any past infringement of, or impairment to the Seller Intellectual Property, including the right to receive all proceeds and damages therefrom.

(b)
The Seller hereby sells, assigns, transfers, conveys and delivers to the Purchaser all of Seller's right, title and interest in and to the Contracts, including without limitation the right to sue at law or in equity for any past breach under such Contracts, including the right to receive all proceeds and damages therefrom.

(c)
In consideration of such sale, assignment, transfer and conveyance of the Seller Intellectual Property, the Contracts and such interests of the Seller to the Purchaser, the Purchaser shall pay to the Seller the amount of US$1.

(d)
Other than as specifically set forth in this Agreement, the Purchaser will assume no direct or indirect liabilities or obligations, whether absolute or contingent, in connection with the Seller Intellectual Property or the transactions contemplated hereby.

                                   Section 2.2.       Delivery of Instruments and Further Assurances. In order more fully to effect the sale, assignment, transfer and conveyance described in Sections 2.1, the Seller agrees that from and after the date hereof it will execute and deliver to the Purchaser such general instruments of sale, assignment, conveyance and transfer relating to the Seller Intellectual Property and Contracts as the Purchaser may reasonably request, which instruments shall be in such form and shall contain such provisions consistent herewith as shall be reasonably satisfactory to the Purchaser and its counsel. The Seller and its counsel shall assist in the current and future maintenance and registration of the Seller Patent and in the prosecution of any infringement or impairment thereof. As promptly as practicable after the date of this Agreement, the Seller will provide the Purchaser with the registration certificates relating to the Seller Patent assigned to the Purchaser pursuant to this Agreement. The Seller also agrees to take such actions as the Purchaser may reasonably request to effect the recordation of the sale, assignment, transfer and conveyance, and to place the Purchaser in possession and control of the Seller Intellectual Property and the goodwill symbolized thereby or connected therewith intended to be sold, assigned, transferred and conveyed by this Agreement. If the Seller shall have failed to procure any required consent, approval or authorization of any person in connection with the assignment or transfer any Contract pursuant to Section 2.2, the Seller shall use its best efforts to (i) obtain the consent of any such person, (ii) make the benefit of such Contract available to the Purchaser to the same extent, as nearly as may be possible, as if such impediment to assignment or transfer did not exist and (iii) enforce, at the request of the Purchaser and for the benefit of the Purchaser, any rights of the Seller arising therefrom. In addition, the Seller, effective as of the date hereof, hereby irrevocably appoints the Purchaser its true and lawful attorney-in-fact, coupled with an interest in and to the Seller Intellectual Property intended to be sold, assigned, transferred and conveyed by this Agreement, to take all steps (including proceedings at law, in equity or otherwise) and to execute, acknowledge and deliver any and all instruments of sale, assignment, transfer and conveyance to accomplish more effectively the purchase and sale effected or purported to be effected hereby, and to place the Purchaser in possession and control of the Seller Intellectual Property and the goodwill symbolized thereby or connected therewith intended to be sold, assigned, transferred and conveyed by this Agreement.

                                   Section 2.3.       Delivery and Execution of the Sale Agreement. Notwithstanding any provision contained in this Section 2 to the contrary, the Purchaser’s obligation to purchase, and the Seller’s obligations to sell the Seller Intellectual Property pursuant to this Agreement are conditioned up the execution, delivery and implementation of the Sale Agreement in accordance with its terms.

ARTICLE III.

Representations and Warranties of the Seller

                                   Section 3.1.       Representations and Warranties of the Seller. The Seller hereby represents and warrants to Purchaser as follows:

              (a) Due Organization and Power. The Seller is a corporation duly organized, validly existing and in good standing (to the extent that the concept of good standing exists in Luxembourg) under the laws of Luxembourg, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

              (b) Authorization and Validity of Agreement. The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the transactions contemplated hereby has been duly authorized by its Board of Directors and its shareholders, and no other corporate action on the part of the Seller is necessary for the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and this Agreement is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with and subject to its terms.

              (c) No Conflict. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby does not and will not (i) violate any provision of any law, rule or regulation or any order, injunction, judgment or decree applicable to the Seller; (ii) require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of law applicable to the Seller; (iii) violate any provision of the certificate of incorporation or by-laws or other constituent documents of the Seller; or (iv) require any consent, approval or notice under, conflict with, or result in the breach, lapse, cancellation or termination of, or constitute a default under, or result in the acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of or the performance by the Seller under, or result in a loss of any benefit to which the Seller is entitled under any indenture, mortgage, deed of trust, lease, license, franchise, contract (other than a Contract), agreement, concession or other instrument to which the Seller is a party or by which the Seller or any of its assets are bound or encumbered.

              (d) The Seller Intellectual Property. (i) The Seller owns or has the right to use all the Intellectual Property material to sale and licensing of the Technology as currently and proposed to be conducted; (ii) the Seller Intellectual Property is fully transferable, free and clear of all liens, encumbrances or other defects and not the subject of any license, security interest or other agreement granting rights therein to any person, except for the Contracts; (iii) the Seller does not use the Seller Intellectual Property by revocable or terminable consent of any other person and is not required to or makes any payment to others with respect thereto and is aware of no third party claim of ownership of any right, title or interest in and to, or license to use, the Seller Intellectual Property, inconsistent with the rights being transferred to the Purchaser hereunder; (iv) all of the material Seller Intellectual Property is valid and enforceable, has not expired or been abandoned, does not infringe, impair, misappropriate, dilute or otherwise violate (“Infringe”) the rights of others and is not being Infringed by others; (v) Exhibit B hereto includes each and every registration and application (if any) owned by or in the name the Seller or any other of its affiliates in every country in the world and all such Registered Intellectual Property is duly issued, currently valid, subsisting and unexpired and such applications are duly filed and pending; (vi) no actions are necessary (including filing of documents or payment of fees) within 90 days after the Closing Date to maintain or preserve the validity or status of any Registered Intellectual Property; (vii) the Seller is not a party to any pending suit, dispute or claim and there is no action, judgment, decree, injunction, order or agreement pending or in effect, which would limit, cancel or question the validity, enforceability, ownership or use of any Seller Intellectual Property, and the Seller knows of no valid basis for same; (viii) the Seller takes all appropriate actions (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections) to protect, preserve and maintain the Seller Intellectual Property, including all necessary actions to protect the confidentiality, integrity and security of its software, databases, systems and networks and all information stored or contained therein or transmitted thereby (“Software”) from any unauthorized use, access, interruption or modification by third parties; (ix) the Seller has executed all appropriate agreements with current and past employees, contractors and agents to assign to the Seller all of their right, title and interest in any Seller Intellectual Property; (x) the Seller uses reliable encryption (or equivalent) protection to guarantee the security and integrity of transactions executed through its Software; and (xi) the Seller uses reliable methods (including passwords) to ensure the correct identity of its users and customers.

ARTICLE IV.

Representations and Warranties of NUEP

                                   Section 4.1.       Representations and Warranties. NUEP hereby represents and warrants to the Seller as follows:

              (a) Due Organization and Power. (i) NUEP is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to enter into this Agreement on behalf of the Purchaser.

              (ii) Purchaser will be a corporation duly organized, validly existing and in good standing under the laws of Luxembourg and shall have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

              (b) Authorization and Validity of Agreement. The execution, delivery and performance by NUEP on behalf of the Purchaser of this Agreement and the consummation by it of the transactions contemplated is duly authorized by its Board of Directors, and no other corporate action on the part of the Purchaser is necessary for the execution, delivery and performance by the Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by NUEP on behalf of the Purchaser and this Agreement is the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with and subject to its terms.

ARTICLE V.

Covenants

                                   Section 5.1.       Recordation. The Seller shall use its best efforts to cause the sale, assignment, transfer and conveyance of any and all registrations and applications for the Seller Patent from the Seller to the Purchaser to be recorded with the patent offices of each country in which such registrations were granted or applications were filed.

                                   Section 5.2.       Taxes. The Purchaser shall be responsible for all transfer taxes and any other taxes payable in connection with the transfer of the Seller Intellectual Property from the Seller to the Purchaser.

ARTICLE VI.

Indemnification

                                   Section 6.1.       Indemnification.

              (a)   On and after the date hereof, the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller (the “Seller Indemnified Party”) from and against and in respect of any and all claims, losses, damages, costs, expenses, obligations, liabilities, charges, actions, suits, proceedings, deficiencies, interest, penalties and fines (including costs of collection, attorney’s fees and other costs of defense (collectively, “Damages”) imposed on, sustained, incurred or suffered by or asserted against them, directly or indirectly, in respect of, but only in respect of:

               (i)   any breach of NUEP’s representations and warranties;

               (ii)  Purchaser’s failure to perform or otherwise fulfill any of its agreements, covenants, obligations or undertakings hereunder; and

               (iii) all liabilities relating to Purchaser’s use of the Seller Intellectual Property after the date hereof.

              (b)   On and after the date hereof, the Seller hereby agrees to indemnify, defend and hold the Purchaser (the “Purchaser Indemnified Party”), harmless from and against and in respect of any and all Damages imposed on, sustained, incurred or suffered by or asserted against it directly or indirectly, but only in respect of:

               (i)   any breach of any representations and warranties of the Seller;

              (ii)  any failure of the Seller to perform or otherwise fulfill any of its agreements; covenants, obligations or, undertakings hereunder; and

              (iii) all liabilities relating, directly or indirectly, to the use of the Seller Intellectual Property and arising before the date hereof.

                                   Section 6.2       Procedure. If a claim by a third party is made against an indemnified party, and if such party intends to seek indemnity with respect thereto under this Article VI or under any other provisions of this Agreement providing for indemnification, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The failure of the indemnified party to give the indemnifying party prompt notice as provided herein shall not relieve the indemnifying party of any of its obligations under this Article VI, except to the extent that the indemnifying party’s legal rights are materially prejudiced by such failure. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party if the fees and expenses of such counsel shall be borne by such indemnified party. So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the indemnified party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all indemnified parties (i.e., Seller Indemnified Party or Purchaser Indemnified Party, as the case may be) an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

ARTICLE VII.

Miscellaneous

                                   Section 7.1       Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement and in any agreement or other document to be delivered pursuant to this Agreement shall survive the execution of thisAgreement and the delivery of any such agreement or other document.

                                   Section 7.2       Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys’, accountants’ and other advisors’ fees.

                                   Section 7.3       Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier with delivery charges prepaid, or sent by facsimile, as follows:

(a)	if to the Seller, to it at:	Suite 325-744 West Hastings Street Vancouver, British Columbia Canada V6C 1A4
(b)	if to the Purchaser, to it at:	4th Floor President Place 148 Jan Smuts Avenue Rosebank 2128 South Africa

or to such other person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

                                   Section 7.4.       Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

                                   Section 7.5.       Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                                   Section 7.6.       Assignability. This Agreement shall not be assigned by the Seller without the prior written consent of the Purchaser. The Purchaser shall have the right to assign any or all of its rights under this Agreement to any of its affiliates, provided, however, that no such assignment shall release the Purchaser from any of its liabilities or obligations hereunder.

                                   Section 7.7.       Amendment and Modification; Waiver. Subject to applicable law, neither this Agreement nor any Exhibit attached hereto may be amended, modified or supplemented other than by a written instrument identified as an amendment hereto and signed by each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach. No failure on the part of either party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof.

                                   Section 7.8.       Specific Performance. The Purchaser and the Seller each acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, the other parties might not have an adequate remedy at law for money damages if this Agreement has not been performed in accordance with its terms. Each party therefore agrees that the other party shall be entitled to such specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

                                   Section 7.9.       Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                                   Section 7.10.       Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                                   Section 7.11.       Applicable Law; Consent to Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto hereby exclusively and irrevocably submit to the jurisdiction of the United States federal court located in New York City, New York over any action arising out of or relating to this Agreement and all parties hereby irrevocably agree that all claims in respect of such suit, action or proceeding shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by the applicable law, any objection which they may now or thereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of such suit, action or proceeding. Each of the parties hereto agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

                                   Section 7.12.       Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent and only for the duration of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction. If any such provision shall be adjudged by any court or authority of competent jurisdiction to be prohibited or unenforceable but would be valid and enforceable if part of the wording thereof were to be deleted and/or the period thereof were to be reduced and/or the area thereby were to be reduced, such provision shall apply within the jurisdiction of such court or authority with such modifications as are necessary to make it valid and enforceable.

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                                   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NET 1 UEPS TECHNOLOGIES, INC., on behalf
of the Purchaser

By:	/s/ Claude Guerard
Name: Claude Guerard
Title:

NET 1 HOLDINGS S.A.R.L

By:	/s/ Serge Belamant
Name: Serge Belamant
Title:

Exhibit A

Contracts

1.	Patent and Technology Agreement between the Seller and NUEP dated May 3, 2000.

2.	Procurement and Commission Agreement between the Seller, the Reserve Bank of Malawi and Net 1 Investment Holdings, dated April 6, 2001.

2.	Technology License Agreement, between Visa International Service Association and the Seller, dated July 31, 1997.

3.	UEPS Products License Agreement between the Seller and Net 1 Operations S.a.r.l. and Social Security Bank of Ghana dated April 2, 1997.

4.	UEPS Products License Agreement between the Seller and Banque de Gestion et de Financement Burundi dated March 2, 2000.

5.	UEPS Products License Agreement between the Seller and Banque de Commercie, de Development ED Industrie B.C.D.I. S.A. Rwanda dated February 4, 1999.

Exhibit B

Seller Patent

US Patent RE36788